UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 27, 2021

Endeavor Group Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40373	83-3340169
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9601 Wilshire Boulevard, 3rd Floor Beverly Hills, California	90210
(Address of principal executive offices)	(Zip Code)

(310) 285-9000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.00001 par value per share	EDR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 27, 2021, UFC Holdings, LLC (“UFC”), a wholly owned indirect subsidiary of, Endeavor Group Holdings, Inc. (the “Company”), entered into Amendment No. 8 (the “Credit Agreement Amendment”) to the First Lien Credit Agreement, dated as of August 18, 2016, among Zuffa Guarantor, LLC, UFC Holdings, LLC (“UFC”), Goldman Sachs Bank USA, as administrative agent, and the lenders party thereto (as amended, the “Existing Credit Agreement” and, as further amended by the Credit Agreement Amendment, the “Credit Agreement”).

The Existing Credit Agreement provides UFC, as borrower, with the ability to borrow or incur, subject to certain terms and conditions, incremental loans or incremental revolving facilities in an aggregate amount of the sum of (a) the greater of (i) $455.0 million and (ii) 100% Consolidated EBITDA (as defined in the Existing Credit Agreement) plus (b) an amount which would not cause its First Lien Leverage Ratio (as defined in the Existing Credit Agreement) to exceed 4.75 to 1.00 on a pro forma basis.

The Credit Agreement Amendment established a new incremental term loan in an aggregate principal amount of $600.0 million (the “Incremental Term Loan”). The Incremental Term Loan has terms identical to the existing term loans and: (i) bears interest at a rate equal to LIBOR or base rate, at UFC’s option, plus an applicable margin of 3.00% for LIBOR loans, or 2.00% for base rate loans (with a LIBOR floor equal to 0.75%); (ii) is subject to a 25 basis point step-down to 2.75% for LIBOR loans if the First Lien Leverage Ratio is below 3.50 to 1.00; and (iii) has a final maturity date of April 29, 2026. The existing term loans and the Incremental Term Loan collectively comprise a single class of term loans under the Existing Credit Agreement. The other material terms of the Existing Credit Agreement as previously disclosed remain unchanged.

On October 27, 2021, the UFC borrowed the full $600.0 million available under the Credit Agreement Amendment. Proceeds from the borrowings under the Incremental Term Loan are expected to be used for working capital and general corporate purposes (including permitted acquisitions, restricted payments and for any other purpose permitted under the Existing Credit Agreement).

Certain of the participants in the Credit Agreement and their respective affiliates have engaged in, and may in the future engage in, investment banking, advisory roles and other commercial dealings in the ordinary course of business with the Company and/or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

A copy of the Credit Agreement Amendment is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference. The summary set forth above is qualified in its entirety by reference to Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Eighth Amendment dated October 27, 2021, to the First Lien Credit Agreement, dated as of August 18, 2016 among Zuffa Guarantor, LLC, UFC Holdings, LLC, Goldman Sachs Bank USA, as administrative agent, and the lenders party thereto, as amended.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDEAVOR GROUP HOLDINGS, INC.

By:	/s/ Jason Lublin
Name:	Jason Lublin
Title:	Chief Financial Officer

Date: October 27, 2021